Exhibit 99.1

MANNING & NAPIER ANNOUNCES AGREEMENT TO ACQUIRE MAJORITY

INTEREST IN RAINIER INVESTMENT MANAGEMENT, LLC

FAIRPORT, N.Y. — Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced an agreement to acquire a majority interest in Rainier Investment Management, LLC (“Rainier”), a Seattle, Washington based, active investment management firm with more than $3 billion in capitalization-based U.S. and non-U.S. equity strategies and fixed income products. The acquisition will further diversify Manning & Napier’s product offerings, enhance the firm’s positioning as a provider to defined contribution plans, and broaden its geographic coverage of the western U.S. The investment teams of both Manning & Napier and Rainier will remain autonomous, and the transaction will not result in changes to either firm’s investment personnel or processes. Rainier will continue to operate from their Seattle headquarters.

Under the terms of the transaction, key professionals at Rainier will maintain a 25% ownership stake in Rainier, with Manning & Napier owning the remaining 75%. The transaction is structured with an initial upfront cash payment funded through the Company’s available cash position, with additional payments based on Rainier achieving certain financial targets over a four year period. The transaction is expected to close in the first half of 2016, subject to customary regulatory approvals and closing conditions. Additional financial terms of the transaction were not disclosed.

Patrick Cunningham, Chief Executive Officer of Manning & Napier commented, “Rainier’s investment expertise provides us the opportunity to continue to grow and diversify our business while keeping our research team focused on the investment strategies and processes that have driven Manning & Napier’s success for 45 years. In particular, we are excited to expand the product solutions we offer to defined contribution plan sponsors and participants with market capitalization-based equity strategies, which are often the foundation of a broad participant menu and custom target date products built by advisors and consultants. Rainier’s fundamental approach to active management is an ideal complement to Manning & Napier’s capabilities.”

Jim Ridgeway, President of Rainier added, “We believe the transaction with Manning & Napier will provide the financial, structural and distribution resources to continue to serve our valued clients at a high level, while meaningfully growing our business. All of us at Rainier feel a strong cultural fit with the team at Manning & Napier.”

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

About Rainier Investment Management, LLC

Rainier Investment Management, LLC is a U.S. based, active investment manager offering U.S. and non-U.S. equity and fixed income strategies. Rainier’s clients include corporate, public and Taft-Hartley retirement plans, insurance companies, banks, broker-dealers and registered investment advisors. The firm was founded in 1989 as a spin-out of Rainier Bank in Seattle, and became fully independent in 1991. As of November 30, 2015, Rainier managed more than $3 billion, primarily in equity strategies.